Exhibit 99


                        SEAGRAM RECEIVES $500 MILLION FOR
                                 DUPONT WARRANTS
                       __________________________________


MONTREAL, July 24, 1996 -- The Seagram Company Ltd. and E.I, du Pont de Nemours and Company announced today that DuPont has repurchased the 156 million equity warrants in April 1995 when DuPont redeemed 95 percent of the common stock owned by Seagram in a transaction valued at $8.8 billion. Seagram continues to retain 8.2 million DuPont shares.

Net proceeds after tax will be $479 million and will be used for general corporate purposes, including repayment of debt.

Edgar Bronfman, Jr., president and chief executive officer of Seagram, said:
"Our continued ownership over the last year of the DuPont warrants has allowed us to achieve additional value for our shareholders because of the increase in the value of DuPont stock and the consequent increase in the value of our warrants. The repurchase of these warrants is an outstanding transaction for Seagram and the proceeds follow the substantial gain we realized on our original DuPont investment."

The Seagram Company Ltd. operates in two global business segments: beverages and entertainment. The beverage businesses are engaged principally in the production and marketing of distilled spirits, wines, fruit juices, coolers and mixers. The entertainment company, MCA INC., produces and distributes motion picture, television and home video products, and recorded music; publishes books; and operates theme parks and retail stores. Headquartered in Montreal, Seagram employs 30,000 people worldwide and, together with its MCA interest, generated 1995 pro forma revenues of over $11 billion.